Exhibit 99

NEWS RELEASE
For Immediate Release

Media Contact:
Doug Draper
216-222-2929

NATIONAL PROCESSING, INC. TO REVIEW STRATEGIC ALTERNATIVES

     LOUISVILLE, KY – May 27, 2004—In response to press reports, National Processing, Inc. announced that its board of directors is reviewing the company’s various strategic alternatives, including but not limited to the potential sale of the company. No assurance can be made that any transaction will be consummated on terms acceptable to National Processing and its shareholders or that a transaction will be at a price that is a premium to the current market price for National Processing, Inc. common stock.

About National Processing, Inc.

National Processing, Inc. (NYSE: NAP) through its wholly owned operating subsidiary, National Processing Company, LLC (NPC®), is a leading provider of merchant credit and debit card processing. National Processing is 83 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), one of the nation’s largest financial holding companies. NPC and its subsidiaries support approximately 700,000 merchant locations, representing nearly one out of every six Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology, and service. Additional information regarding National Processing can be obtained at www.npc.net.